Exhibit 99.1

STATE INVESTORS BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Metairie, Louisiana – May 3, 2012 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended March 31, 2012, of $210,000, a decrease of $9,000, as compared to net income of $219,000 reported for the quarter ended March 31, 2011.  Earnings per share, basic and diluted, were $0.07 for the quarter ended March 31, 2012.

The decrease in net income for the quarter ended March 31, 2012 resulted primarily from a $71,000, or 2.6%, decrease in total interest income, a decrease of $4,000, or 7.1%, in non-interest income, and an increase of $170,000, or 11.6%, in non-interest expense.  Net interest income increased $162,000, or 9.0%, due to a $233,000, or 25.3% decrease in total interest expense as a result of an overall decline in the average cost of funds.  The increase in non-interest expense was primarily due to an increase in professional expense of $67,000, or 203.0%, as well as increases of 56,000, or 7.2%, in salaries and employee benefits expense, and $28,000, or 18.5%, in occupancy expenses, partially offset by decreases of $38,000, or 48.1%, in deposit insurance premiums and $12,000, or 52.2% in advertising. A $30,000 provision for loan losses was made during the quarter ended March 31, 2012.

At March 31, 2012, the Company reported total assets of $248.4 million, a decrease of $1.2 million, or 0.5%, compared to total assets of $249.6 million at December 31, 2011.  The decrease primarily reflects decreases in cash and cash equivalents of $3.5 million, or 45.3% and investment securities of $1.3 million, or 2.4%, partially offset by an increase of $4.3 million, or 2.5%, in net loans receivable. Advances from the Federal Home Loan Bank of Dallas amounted to $46.0 million at March 31, 2012, compared to $42.3 million at December 31, 2011, an increase of $3.7 million, or 8.7%. At March 31, 2012, the Company reported $4.6 million of non-performing assets, or 1.9%, of total assets at such date, compared to $2.2 million of non-performing assets, or 1.0%, of total assets at March 31, 2011.

Total shareholders’ equity increased $425,000, or 0.9%, to $48.4 million at March 31, 2012, from $48.0 million at December 31, 2011, primarily due to net income of $210,000 for the quarter ended March 31, 2012, and an increase in unrealized gain on securities available for sale of $203,000 net of the deferred tax effect.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)

Cash and cash equivalents	$4,212	$7,700
Investment securities	52,070	53,361
Loans receivable, net	179,436	175,130
Other assets	12,701	13,425

Total assets	$248,419	$249,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$152,059	$157,561
FHLB advances	45,992	42,308
Other liabilities	1,972	1,776

Total liabilities	200,023	201,645

Total shareholders’ equity	48,396	47,971

Total liabilities and shareholders’ equity	$248,419	$249,616

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended March 31,
	2012	2011
	(Unaudited)

Total interest income	$2,648	$2,719
Total interest expense	687	920
Net interest income	1,961	1,799
Provision for loan losses	30	30
Net interest income after provision for loan losses	1,931	1,769

Non-interest income	52	56
Non-interest expense	1,641	1,471
Income before income taxes	342	354
Income taxes	132	135

NET INCOME	$210	$219

Earnings Per Share
Basic	$0.07	NA
Diluted	$0.07	NA

	Three Months ended March 31,
	2012	2011
	(Unaudited)

Selected Operating Ratios(1)
Average interest rate spread	3.06%	3.51%
Net interest margin	3.36%	3.63%
Average interest-earning assets to average interest-bearing liabilities	125.24%	106.65%
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(1)           Ratios for the three month period are annualized.

CONTACT:	Anthony S. Sciortino President and Chief Executive Officer (504) 832-9400

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